Exhibit 99.1

Press Release

Inova Announces $42 Million Of Awarded Contracts.

Las Vegas, NV. July 2, 2013. Inova Technology (OTCBB: INVA) has announced that through its wholly owned subsidiary, Desert Communications, has a current backlog of awarded contracts worth $42 million.

Inova CEO, Adam Radly, said “The Company's contract backlog is very healthy and gives us and our stakeholders a lot of visibility into our future revenue.

The majority of the contracts are for network solutions projects for school districts in the Texas area and involve funding from the federal Erate program. The sequence of events for Erate projects is as follows:
•	School districts request bids on a scope of work for specific projects
•	Companies like Desert Communications submit proposals
•	School Districts award the contract to winning bidder (all of the contracts referenced above have at least reached this level)
•	School districts attach the winning bid to the scope of work for the project and submit it to Erate for funding approval.
•	School districts receives funding
•	School districts and Desert schedule project implementation
•	Desert completes project.

Approximately $12 million of the contracts referenced above have already been approved for funding and are in the process of being implemented or are scheduled to commence implementation. The remainder have been submitted for funding approval. All Erate projects move through the sequence outlined and each project is at a different stage.

Investors and other interested parties should be aware of the following:
•	The sales cycle described above can range from 18 months to 36 months (or more)
•	Although Desert has been winning such contracts consistently for more than ten years, there is no guarantee that Desert will continue to win such contracts in the future.
•	Some projects may not be approved for funding for many reasons.

The awarded contracts include more than one hundred projects for more than twenty school districts. Projects range in size from as little as $10,000 to more than $5 million. Some small projects may be completed within one to two weeks while other larger projects may be implemented over multiple months or years. As a result of this variability the Company plans to continue to announce the commencement and completion of major projects.

Mr. Radly also said "Now we have to start preparing for the next Erate selling season later this year. We are currently considering various expansion options that include targeting new regions both in and outside of Texas. We're also looking to diversify our revenue. We're in the process of assessing various opportunities involving the development of new proprietary solutions for schools. I look forward to providing more information about them soon."

About Inova Technology
Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. For more information please visit the company website at: http://www.inovatechnology.com. Contact: Adam Radly, info@inovatechnology.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.